EXHIBIT (d)(6)

AMENDMENT TO MUTUAL NON-DISCLOSURE AGREEMENT

THIS AMENDMENT TO MUTUAL NON-DISCLOSURE AGREEMENT (this “Amendment”) is made and effective as of August 7, 2015, between InSite Vision Incorporated, a Delaware corporation (the “Company”), and Sun Pharmaceutical Industries Ltd., a company registered and existing in India under the Companies Act, 1956 (the “Potential Relationship Party”), and amends the Mutual Non-Disclosure Agreement, dated as of January 31, 2014, between the Company and the Potential Relationship Party (the “Agreement”).

RECITALS

A. The Company and the Potential Relationship Party previously entered into the Agreement. Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the Agreement.

B. The Parties have determined to amend the Agreement.

AGREEMENT

1.	THE AMENDMENTS

1.1 Amendment to Standstill Period. The definition of the “Standstill Period” is hereby amended and restated in its entirety to read as follows:

“Standstill Period” means the period commencing on the date of this Amendment and ending on the earlier of (i) the date a possible transaction between the Parties is completed and (ii) 3 years after the date of this Amendment.”

1.2 Amendment to Section 9. Section 9 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 9. No Solicitation. Unless previously consented to in writing, for eighteen (18) months after the date of this Agreement, neither Party shall directly or indirectly, employ or retain, or knowingly solicit or seek to employ or retain, whether as an employee, independent contractor or otherwise, any person now employed or retained by the other Party, provided that this restriction shall not apply to the completion of a possible transaction between the Parties in which executives or management of a Party would continue as employees or consultants of any successor to the Party post-closing and shall not apply to a general solicitation that is not targeted, directly or indirectly, at an employee of a Party.

1.3 Amendment to Section 10(a). Section 10(a) of the Agreement is hereby amended by replacing the reference to “5%” with “1%.”

1.4 Amendment to Term. Section 11(n) of the Agreement is hereby amended by replacing the reference to “three years” with “seven year.”

2.	MISCELLANEOUS PROVISIONS

2.1 Effect of Amendment. This Amendment shall be effective as of the date first written above. For the avoidance of any doubt, all references in the Agreement to “this Agreement” will, in each case, be deemed to be references to the Agreement as amended by this Amendment. Except as amended hereby, the Agreement will continue in full force and effect and shall be otherwise unaffected hereby.

2.2 Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The delivery of an executed Amendment by facsimile or by other electronic delivery shall be sufficient to bind the party so delivering such Amendment.

2.3 Applicable Legal Requirements. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

INSITE VISION INCORPORATED:

By:	/s/ Timothy M. Ruane
Name:	Timothy M. Ruane
Title:	CEO

SUN PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Uday Baldota
Name:	Uday Baldota
Title:	CFO